UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 11, 2008

AMGEN INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-12477	95-3540776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, California	91320-1799
(Address of principal executive offices)	(Zip Code)

805-447-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2008, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors (the “Board”) of Amgen Inc. (“Amgen” or the “Company”) approved (i) awards of performance units for the 2008-2010 performance period to certain executives under the Amended and Restated Amgen Inc. Performance Award Program (the “Performance Award Program”), (ii) approved the 2007 annual cash incentive awards for certain executives under the Amgen Inc. Executive Incentive Plan (the “EIP”) and (iii) established the performance goal and maximum awards for 2008 under the EIP for certain executives. A description of these awards, the goal and the maximum awards follows below.

Performance Award Program

The Company established the Performance Award Program in December 2004 as a long-term, stock-based pay for performance program under the Amended and Restated Amgen Inc. 1991 Equity Incentive Plan designed to focus executives on achieving sustained superior operating results and delivering value to stockholders. The awards are denominated in performance units.

In July 2007, the Committee modified the Performance Award Program design for the 2007 – 2009 performance period and set July 1st as the start for the 2007 – 2009 performance period. The Committee changed the Performance Award Program design for the 2007 – 2009 performance period grants in two areas. The first of these was to substitute a multi-year Company compound annual total stockholder return (“TSR”) measure in the place of the comparative (to certain of our competitors) adjusted earnings per share (“EPS”) and revenue financial performance measures used in past performance periods. The TSR design also requires that payouts be reduced in the event of a below-target TSR performance, while, previously, payouts could only be increased based on the Company’s comparative financial performance. The second area changed was to the performance unit concept, which previously fixed the unit value based on the stock price at the time of grant, to a performance unit concept with each performance unit equaling one share of Company common stock, par value $.0001 per share (“Common Stock”). Both changes were made to better align the Performance Award Program with stockholder interests to ensure that the creation of significant stockholder value would be rewarded under the program, and that stock price growth shortfalls would be penalized.

On March 11, 2008 the Committee decided that, for the 2008 – 2010 performance period of the Performance Award Program, it would eliminate the adjusted EPS and revenue Company financial performance measures from the Performance Award Program, so that all awards earned under the Performance Award Program would be based solely upon the Company’s compound annual TSR over the 2008 – 2010 performance period. This change was made due to the continued lack of visibility in setting three-year Company financial measures given the ongoing challenges to the Company’s erythropoiesis-stimulating agent (ESA) products, as well as a desire to focus on delivering improved stock performance. The performance goal for the 2008-2010 performance period is based on the Company’s compound annual TSR, as such metric is defined for the 2008-2010 performance period. The ultimate number of performance units earned is based on the level of the Company’s performance against the performance goal. The Committee also lowered the maximum payout under the Performance Award Program from 225% to 200% of target in order to better align with market practice as 200% is the most prevalent maximum disclosed for comparator company programs. In addition, the minimum TSR multiplier was reduced from 50% to 0%. At the conclusion of the performance period, participants may earn a multiple between 0% - 200% of the performance units granted based upon performance compared to pre-established measures for compound annual TSR.

The Compensation Committee also approved awards of performance units under the Performance Award Program to the Named Executive Officers for the 2008-2010 performance period, which commenced January 1, 2008 and ends on the last day of the fiscal year of 2010.

2008 Performance Unit Awards

Name	2008 Awards (# Units)
Kevin Sharer	73,000
Fabrizio Bonanni	24,000
Robert Bradway	24,000
George Morrow	24,000
Roger Perlmutter	24,000

The Company’s performance results are determined by the Compensation Committee after the end of the performance period. The total stockholder return multiplier ranging from 0% – 200% is multiplied by the number of performance units initially granted to determine the number of shares of Common Stock then payable to a participant, net of shares withheld for taxes. Accordingly, the number of shares of Common Stock that will be delivered to each executive officer, if any, for the 2008-2010 performance period cannot be determined at this time.

The Compensation Committee is required to determine the number of performance units earned by each participant within six months following the end of the applicable performance period. If a participant’s employment with the Company is terminated in a calendar year following the year the award was made but prior to the last business day of a performance period by reason of such participant’s retirement (assuming the participant is retirement eligible under the program), death or disability, the full amount of such participant’s award, if any, applicable to such performance period will be paid after the performance period. If participant’s employment is terminated in the same calendar year in which such award is made by reason of such participant’s retirement (assuming the participant is retirement eligible under the program), death, or disability, a pro-rated amount of such participant’s award, if any, applicable to such performance period will be paid after the performance period, based upon the number of complete months of employment during the performance period in the year such termination occurs. It is the Company’s intent that awards under the Performance Award Program satisfy any applicable requirements as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

EIP Awards and Performance Goals and Awards

The Company has established the EIP cash bonus plan and the Company intends that EIP awards will satisfy any applicable requirements as performance-based compensation within the meaning of Section 162(m) of the Code. Payouts under the EIP are subject to maximum awards established by the Compensation Committee for the Named Executive Officers annually in March based upon Company performance against a targeted financial objective (the “2007 Maximum Awards”). The EIP permits the Compensation Committee to use its discretion, which is referred to as “negative”, because the Compensation Committee may decide to award a participant less than the 2007 Maximum Award, but not more. Since the EIP’s inception, in the exercise of its discretion under the plan, the Compensation Committee has followed a practice of determining actual award amounts relative to attainment of the same performance measures and award targets applicable to participants in the Company’s Global Management Incentive Plan (“GMIP”) which is offered to selected executives other than the Named Executive Officers. These performance measures are determined by the Compensation Committee annually.

On March 11, 2008, the Compensation Committee (i) certified the attainment of the performance goal established for the 2007 performance period, (ii) exercised its negative discretion to approve the payout of an amount in March 2008 for each of the Named Executive Officers based on the 2007 performance of the Company and the executive, which amount in each case was less than the participant’s 2007 Maximum Award and (iii) established the performance goal and maximum awards for 2008 for each of the Named Executive Officers.

2007 EIP Approved Awards (and GMIP Award to Chief Financial Officer)

The 2007 EIP approved awards authorized by the Compensation Committee to payment for each Named Executive Officer are:

Name	Award ($)
Kevin Sharer	$1,530,000
Fabrizio Bonanni	$550,000
Dennis Fenton	$725,000
George Morrow	$640,000
Roger Perlmutter	$605,000

Specific performance areas that the Compensation Committee evaluated in exercising its negative discretion included the individual performance of each Named Executive Officer and Company performance with respect to the Company’s 2007 GMIP measures which included: revenue growth and adjusted earnings per share growth; delivering the best pipeline; competing successfully; ensuring supply and better managing risk; and developing our staff. The Company’s performance against these 2007 GMIP measures yielded a composite score of approximately 118%. While the revenue goal was not met, largely due to regulatory and reimbursement challenges impacting our ESA products, the adjusted earnings per share growth was near the original target level, partly as a result of the Company’s restructuring plan implemented during 2007. These results, combined with results achieved for the other GMIP goals, informed the Compensation Committee’s exercise of negative discretion on the 2007 annual EIP cash incentive awards.

In light of the Company’s challenging year primarily as a result of ESA issues in 2007 and its impact on the Company’s financial and stock performance, the CEO recommended to the Compensation Committee, and the Compensation Committee agreed, that the Compensation Committee exercise its negative discretion under the EIP, for the CEO and Named Executive Officers who were in their current positions for all of 2007 (Mr. Morrow and Dr. Perlmutter), so that the CEO and such Named Executive Officers would receive EIP awards for 2007 that were below their previously established target annual incentive awards multiplied by the GMIP composite score of approximately 118% (the “GMIP Calculated Amounts”). This resulted in EIP awards for 2007 that are approximately 40% lower than the GMIP Calculated Amount for Mr. Sharer and approximately 25% lower than the GMIP Calculated Amounts for Mr. Morrow and Dr. Perlmutter. The resulting 2007 annual cash incentive awards under the EIP are, in the Compensation Committee’s judgment, appropriate given the Company’s 2007 financial and stock performance. The CEO recommended, and the Compensation Committee agreed, that Dr. Bonanni, given his individual performance after transitioning into his new role including making significant contributions through the restructuring of the Company’s manufacturing operations, receive a 2007 annual cash incentive award under the EIP approximately 11% greater than the GMIP Calculated Amount. For Dr. Fenton the annual cash incentive award under the EIP was paid out at his GMIP Calculated Amount of approximately 118%. Additionally, given his promotion in April 2007 to the position of Executive Vice President and Chief Financial Officer, Mr. Bradway participated in the GMIP instead of the EIP and received a 2007 annual cash incentive award of $545,000 in alignment with the GMIP Calculated Amount of approximately 118%. The CEO’s annual cash incentive award under the EIP was 66% lower than that earned for the 2006 performance year, with 58% decreases experienced by the other Named Executive Officers who were in their current positions for all of 2007.

2008 Maximum Awards

The performance goal and maximum awards established by the Compensation Committee for 2008 for each of the Named Executive Officers are:

Participant	2008 Maximum Award as a Percentage of Adjusted Net Income
Kevin Sharer	0.125% (one-hundred twenty-five thousandths of one percent) of Adjusted Net Income

Robert Bradway	0.075% (seventy-five thousandths of one percent) of Adjusted Net Income

George Morrow	0.075% (seventy-five thousandths of one percent) of Adjusted Net Income

Fabrizio Bonanni	0.075% (seventy-five thousandths of one percent) of Adjusted Net Income

Roger Perlmutter	0.075% (seventy-five thousandths of one percent) of Adjusted Net Income

The performance goal for the 2008 performance period is based on the Company’s “Adjusted Net Income”. For 2008, the Compensation Committee approved the following definition of Adjusted Net Income: net income for such performance period computed in accordance with accounting principles generally accepted in the U.S., which may be adjusted, as applicable, for the following:

(1)	any item of significant gain or loss for the performance period determined to be related to a change in accounting principle as reflected in Amgen’s audited consolidated financial statements;

(2)	amortization expenses associated with acquired intangible assets;

(3)	expenses associated with acquired in-process research and development; and

(4)	retention and severance expense associated with acquisitions.

The 2008 maximum awards approved by the Compensation Committee, and from which the Compensation Committee may exercise negative discretion, are lower than the maximum individual awards allowed as set forth in the EIP and the maximum aggregate awards payable to all EIP participants is less than the 2.0% (two percent) of Adjusted Net Income maximum allowed as set forth in the EIP. At the time the Compensation Committee exercises its negative discretion to determine the actual amounts to be awarded under the EIP for the 2008 performance period, the Compensation Committee may take into consideration the achievement of financial, strategic or individual goals in addition to the Company’s “Adjusted Net Income”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: March 14, 2008	By:	/s/ Brian McNamee
	Name:	Brian McNamee
	Title:	Senior Vice President, Human Resources